EV Energy Partners, L.P.
Long-Term Incentive Plan

Grant of Phantom Units

Grantee        _____________________________

Grant Date  _________________________ 200_

1.
Grant of Phantom Units. EV Management, LLC (the “Company”) hereby grants to you __________ Phantom Units under the EV Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. This grant of Phantom Units includes a tandem grant of DERs with respect to each Phantom Unit. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.
Regular Vesting. Except as otherwise provided in Paragraph 3 below, the Phantom Units granted hereunder and any distributions made by the Company with respect to the Phantom Units shall vest on the 15th day of the annual anniversary month of the Grant Date as follows:

Anniversary of the Grant Date	Cumulative Vested Percentage

For each Phantom Unit outstanding, you shall be entitled to receive a payment equal to any cash distributions made by the Partnership on a Unit during the period such Phantom Unit is outstanding; provided, however, that no amounts shall be payable to or for your benefit with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which you have forfeited the Phantom Units.

3.	Events Occurring Prior to Regular Vesting.

a.
Death or Disability. If your employment with the Company terminates as a result of your death or a Disability, the Phantom Units then held by you automatically will become fully vested on the Designated Vesting Date that coincides with or immediately follows such termination. Except as otherwise provided by the Committee, you shall be considered to have a “Disability” during the period in which you are unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

b.
Termination by the Company other than for Cause. If your employment is terminated by the Company for any reason other than “Cause,” as determined by the Company in accordance with its employment policies, the Phantom Units then held by you automatically will become fully vested on the Designated Vesting Date that coincides with or immediately follows such termination.

c.
Other Terminations. Except as provided in Paragraph 2 hereof, if you terminate from the Company for any reason other than as provided in Paragraphs 3(a) and (b) above, all unvested Phantom Units then held by you automatically shall be forfeited without payment upon such termination.

d.	Change of Control. All outstanding Phantom Units held by you shall become fully vested upon a Change of Control.

For purposes of this Paragraph 3, “employment with the Company” shall include being an employee of or a consultant to the Company or an Affiliate.

[For Directors

a.
Death or Disability. If you are no longer a director of the company as a result of your death or a Disability, the Phantom Units then held by you automatically will become fully vested on the Designated Vesting Date that coincides with or immediately follows such termination. Except as otherwise provided by the Committee, you shall be considered to have a “Disability” during the period in which you are unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

b.
Voluntary Resignation. If you are no longer a director by reason of your voluntary resignation, all unvested Phantom Units then held by you automatically shall be forfeited without payment upon such termination.

c.
Other Terminations. Except as provided in Paragraph 2 hereof, if you are no longer a director of the Company for any reason other than as provided in Paragraphs 3(a) and (b) above, all unvested Phantom Units then held by you automatically shall become fully vested upon on the Designated Vesting Date that coincides with or immediately follows such termination.

d.	Change of Control. All outstanding Phantom Units held by you shall become fully vested upon a Change of Control.]

4.
Payment. As soon as administratively practicable after the vesting of a Phantom Unit, you shall be entitled to receive one Unit; provided, however, the Company has the right in its sole discretion, to pay you an amount of cash equal to the Fair Market Value of the Unit on the day immediately preceding the vesting date (the “Cash-Out Price”) in lieu of issuing such Unit to you (the “Cash-Out Right”). In the event the Company elects to exercise its Cash-Out right with respect to any of the Phantom Units upon vesting, it shall notify you of its intent to do so within five business days prior to the applicable vesting date and shall pay the Cash-Out Price (less any amounts required by the Company or an Affiliate to meet withholding obligations under applicable law) to you within five business days following such vesting date.

5.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.
Restrictions. By accepting this grant, you agree that any Units which you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.
Withholding of Tax. To the extent that the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No issuance of an unrestricted Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

8.
Change of Control. Change of Control means (i) a merger of the Partnership in which the Partnership is not the surviving entity, (ii) upon the sale of all or substantially all of the assets of the Partnership and its consolidated subsidiaries (taken as one entity) in one transaction or a series of related transactions; (iii) a corporation, person, or group acting in concert (other than the Company, or any savings, pension, or other benefit for the benefit of employees of the Company, or the subsidiaries thereof) (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the current beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of and equity interest in the profits and losses of EnerVest Management Partners, Ltd., a Texas limited partnership, acquires, directly or indirectly, beneficial ownership (within the meaning of such Rule 13d-3) of more than 50% of the equity interests in the Company then entitled to vote generally in the election of the Board of Directors; or (iv) the withdrawal, removal or resignation of the Company as the general partner of EV Energy GP. L.P., a Delaware limited partnership, or the withdrawal, removal or resignation of EV Energy GP, L.P. as the general partner of EV Energy Partners, L.P., a Delaware limited partnership.

9.	Designated Vesting Dates. For purposes of this Agreement the “Designated Vesting Dates” shall be January 15.

10.
Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

11.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

12.
Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, (a) if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of new Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder, and (b) the Committee, in its sole discretion, may unilaterally modify this Agreement in any manner that does not materially reduce your benefit.

13.
Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by you from the office of the Secretary of the Company. Except where the context clearly implies or indicates the contrary, capitalized words used herein are as defined in the Plan.

14.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

EV Management, LLC

By: ______________________________
Name: ____________________________
Title: _____________________________